Exhibit 99.1

Date:	February 11, 2010
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC.

ANNOUNCES 2010 ANNUAL MEETING RESULTS

Stroudsburg, Pennsylvania, February 11, 2010 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ: ESSA) held its 2010 Annual Meeting of Stockholders on February 11, 2010, at 11:00 a.m. local time, at Stroudsmoor Country Inn, Stroudsburg, Pennsylvania.

At the Annual Meeting, William P. Douglass, Gary S. Olson and William A. Viechnicki, D.D.S. were elected to the Board of Directors, each for a three-year term. All have been directors of the Company since its inception. The Company’s stockholders also ratified the appointment of S.R. Snodgrass, A.C. as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2010.

ESSA Bancorp, Inc. is the holding company for ESSA Bank & Trust, which has total assets of over $1 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. A fourteenth full-service office will be opened in Mountainhome, Monroe County in early March. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail and commercial financial services.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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